Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-195131 and 333-204222 on Form S-8 of our reports dated February 24, 2016, relating to the consolidated financial statements of La Quinta Holdings Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding (1) the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, (2) the early adoption of Financial Accounting Standards Board Accounting Standards Update No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, and (3) the early adoption of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs), and the effectiveness of La Quinta Holdings Inc.’s and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of La Quinta Holdings Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 24, 2016